EXHIBIT 99.1

America’s Car-Mart, Inc. Announces Closing on Extension and Upsize of Its Revolving Credit Facility

ROGERS, Ark., March 03, 2025 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), today announced that it has extended and upsized its asset-based revolving credit facility (“ABL Facility”).

The $350 million ABL Facility was upsized from the prior $320 million commitment and has been extended to mature on March 31, 2027. There was approximately $75 million drawn on the ABL Facility as of January 31, 2025. The ABL Facility was subscribed by a syndicate of lenders with BMO Bank (“BMO”) as administrative agent.

“Today’s announcement reflects the success of ongoing initiatives aimed at expanding our funding programs.   We were excited to be able to upsize the ABL Facility and expand the number of relationships in our bank group, with participation in the funding being oversubscribed. The combination of this upsized ABL Facility and the $200 million ABS transaction, completed on January 31, 2025, have strengthened our funding and liquidity profile as well as improved our financing efficiency.   We are excited about the continued development of our capital structure and its role in supporting our growth initiatives,” said Vickie Judy, Chief Financial Officer.

Additional details on the ABL Facility may be found in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”), which will be available upon filing with the SEC at www.sec.gov.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contact:

Vickie Judy, CFO
479-464-9944
Investor_relations@car-mart.com